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                                                                    Exhibit 10.2




                       ACCESS TELEVISION NETWORK, INC.
                          CHANNEL NESTING AGREEMENT

         This agreement made as of this 23rd day of April, 1997, by and between Access Television Network, Inc., a Delaware corporation with its principal place of business at 2600 Michelson Drive, Suite 1650, Irvine, CA 92715 (hereinafter referred to as "Access") and The Recovery Network, a California Corporation, with its principal place of business at 506 Santa Monica Blvd., Suite 400, Santa Monica CA 90401, (hereinafter referred to as "Programmer").

         In consideration of the mutual and several covenants set forth in this Agreement, the parties hereby agree to the following:

    ARTICLE 1. DEFINITIONS

As used herein, the following terms shall have the respective meanings stated below:

         1.01 Access Affiliates. Cable Television Systems that utilize Access as their national sales representatives for certain times made available on channels delivered to their Subscribers.

         1.02 Cable Television System. An entity delivering multi-channel programming services to Subscribers that directly or indirectly controls the management of the programming carried; a Cable Television System may consist of more than one franchise and more than one headend, and is usually characterized as a business which serves a geographical area under common management and which sets its own rates for services.

         1.03 Programming Exhibition Inventory. Specifically identifiable times made available for sale by Access on all or parts of the Access Network.

         1.04 Subscriber. For the purposes of this definition, the number of subscribers at any time shall equal the number of active separate billing addresses (excluding commercial accounts) shown at the close of business on such day in the billing records for the tiers of service on the Cable Television System that include the channel on which the Program Exhibition Inventory is carried.

         1.05 Programming Service. Video programming provided by Programmer to Access for distribution on the Access Network.

         1.06 Access Network. The system for delivering Access programming to Subscribers of Access Affiliates.

         1.07 Rate. The dollar rate per thirty (30) minute time period on the Access Network charged by Access to Programmer as identified in Exhibit "A" of this Channel Nesting Agreement.

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         1.08 Program Schedule. The daily and weekly schedule of times that the
Programming Service will be run on the Access Network as identified in Exhibit "A" of this Channel Nesting Agreement.

         1.09 Program Log. A complete log of all elements of a program broken down into 1 second intervals, with identification of each element which corresponds to identification on the actual program videotapes.

         1.10 Discrepancy Report. A report detailing service interruptions and signal degradation which is filed within 24 hours of the occurrence.

ARTICLE 2. NATURE OF AGREEMENT

         2.01 Purpose. The purpose of this Channel Nesting Agreement is to set forth the terms and conditions by which Access will distribute the Programming Service.

         2.02 Right of Last Refusal. For the term of this Agreement, and for a period of one (1) year from its (i) expiration, or (ii) any period of extension should Access still be in delivey and distribution of programming as set forth in this agreement, Programmer agrees to grant Access the right to match in all material terms any bona fide offer presented to Programmer for uplinking, playback, encoding and/or transponder leasing services required by Programmer in delivering the same service or services in the same manner and scope as in this agreement and so long as such service or services are continued without interruption. Upon receipt of notification of such an offer to Programmer, Access shall have thirty (30) days with which to meet all material terms of such offer. If Access fails to respond to or to meet the material terms of such an offer within this thirty (30) day period, Access waives all rights granted to Access by this Section 2.02 of this Agreement.

         2.03 Terms of Agreement. This Channel Nesting Agreement shall begin as of the date first written above, and shall continue for fifty two (52) weeks unless otherwise terminated as provided herein.

ARTICLE 3. PROGRAMMER RESPONSIBILITIES

         3.01 Delivery of Programming Service. Programmer is responsible for the delivery of the Programming Service to Access and costs associated with such, either by (i) providing one (1) complete set of video tapes in the Beta-SP format to Access no later than 5:00 pm (PST) on the Thursday preceding the (Monday-Sunday) week of the Program Schedule for those programs; or (ii) causing to be delivered to the satellite uplinking facility as designated by Access, a feed of the Programming Service in a manner consistent with other video signals received by such facility. Access reserves the right to refuse any programming delivered by Programmer if such programming fails to meet generally acceptable technical or content standards. Such content standards shall not violate the general standards of the National Cable television Association or National Association of Broadcasters as they relate to contests, sweepstakes, profanity

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or any other type of programming which might violate or encourage the violation of any state or federal law. Programmer will provide Access with one (1) complete set of video tapes representing one day's programming to be used in the event Access fails to receive video tapes for any given week.

         3.01.1 Element Log. Programmer shall provide a log of all elements which make up the scheduled programming for each day of the program schedule along with the programming. The log will describe the events comprising the programming in as little as one second intervals, each event will correspond to an identifier on the programming tapes.

         3.01.2 Programmer Expansion. Programmer may contact cable systems, wireless cable, LMDS, MMDS, and other forms of television distribution for the purpose of expanding its audience.

         3.02 Programmer Representations and Warranties. Programmer represents and warrants that it is duly organized and authorized to conduct business, to bind itself to this agreement and has in good standing all necessary authorizations, franchises, permits and licenses with respect to the Programming Service it provides, including but not limited to copyright, right of privacy, trade name, dramatic right, motion picture right, literary right, music performance right, music synchronization right or any other right of any person or entity, and that the Programming Service will not knowingly provide programming containing any libelous, slanderous, defamatory or otherwise objectionable material including without limitation, any material that would constitute illegal competition or violation of trade practice.

ARTICLE 4. ACCESS RESPONSIBILITIES

         4.01 Distribution of Programming Service. Access agrees to cause the distribution of the Programming Service to all Access Affiliates according to the days and times as specified in the Program Schedule. Such programming shall be distributed as identified in the Program Schedule and in a form which meets technical specifications as described in Exhibit B. Access and any Access Affiliate shall not be liable to Programmer for any failure to run the Program Service as identified in the Program Schedule and the daily program log or any schedule of commercial or promotional announcements as identified in Section
4.02 of this Agreement, but shall make best efforts to satisfy the Program Schedule and/or schedule of commercial and promotional announcements as identified in Section 4.02 of this Agreement. In the event, for whatever reason, that the Program Service does not run according to the Program Schedule, and such failure is not the result of any action or omission on the part of Programmer, Access shall immediately notify Programmer and Programmer shall have the right to either (i) reschedule such portions of the Programming Service to both parties satisfaction, or (ii) to receive a pro rata reduction in the charges for such portion of the omitted Program Schedule. Access hereby acknowledges that Programmer relies on any such reschedule as being comparable because of sale of advertising.

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         4.01.1 Recovery Network. The programming shall be separately identified as Recovery Network. The programming shall not be subject to disclaimers as attached to "info-mercials" identifying content as commercial in nature.

         4.02 Insertion of Commercial Announcements. Access agrees in accordance with the Programming Log to cause the insertion of up to fourteen (14) minutes per hour of commercial and/or promotional announcements into the Programming Service along with channel Id's, network promos and other customary features and elements, such announcements to be delivered to Access with a schedule for their insertion and in the format as contained for the Programming Service in Section
3.01 of this Agreement.

         4.02.1 Program Log and As Aired Log. Access shall monitor all programming distributed and provide Programmer with an "as aired" log detailing any deviation from the Program Log and the actual programming aired. This report shall include a description of any corrective action taken by Access if any and shall be signed by Access' operator at the beginning and end of each hour of programming and all details initialed. This original log shall be submitted to Programmer within 24 hours of airing. Access will provide an electronic, machine readable report of the aired log. The format of this report will be jointly developed by Access and Programmer.

         4.02.2 Transmission Path Monitoring and Reporting. Access shall monitor its Network during transmission of programming for purposes of verifying transmission to subscribers. Any service interruption or failure of distribution will be documented by Access and reported, in writing, to Programmer. Such discrepancy report shall contain details including but not limited to time, duration, nature of interruption or degradation of reception. Such reports will be submitted upon the event of interruption within 24 hours.

         4.02.3 During the term of the agreement, Access shall provide Programmer a monthly report detailing Access's subscriber base. Access grants Programmer the right to verify such a report by granting Programmer reasonable access to its data base monthly for the sole purpose of such verification. Access will provide a separate report of all systems added or deleted. Access will notify the Network of all new affiliate agreements or cancellations within ten (10) days of receipts regardless of the planned date of launch or termination.

         4.03 Access shall provide quality control and experienced personnel to maintain a high quality on-air look including:

         (a) engineering management personnel to design, construct, and assure overall technical quality;

         (b) operation management to supervise operations, personnel and equipment performance and to maintain equipment within the performance parameters specified herein;

         (c) a designated management-level person as a contact acceptable to Programmer who will address all business and contractual issues including the on-air


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look to insure that Programmer's reasonable expectations for network operations are being met.

         4.02.5 Access shall furnish, operate and maintain origination facilities for the origination of programming as described in Exhibit "C".

         4.04 Access Representations and Warranties. Access represents and warrants that it is duly organized and authorized to conduct business in the locations where its Affiliate Cable systems are providing cable television services. It has in good standing all necessary authorizations, franchises, permits and licenses of Federal, State and local authorities to conduct all its businesses and has taken all necessary corporate or other action to authorize the execution and delivery of the Programming Service subject to this Agreement. Access has in existence all facilities, equipment and personnel to distribute Programmer's programming to Access Affiliates at technical standards equal to the usual and customary standards in the industry and that it has facilities available to assemble and integrate all the elements required to produce finished programming as described in Exhibits "B" and "C" attached. Access is duly authorized to execute this Agreement and the undersigned is duly authorized to bind Affiliate hereto, this Agreement is a valid and binding obligation of Access, enforceable in accordance with its terms.

         4.05 Authorization Services. Access will provide authorization and deauthorization services to all affiliates of Recovery network who are not otherwise receiving the Access feed for Recovery Network Programming. Authorization and deauthorization actions shall be executed in a timely manner upon written or verbal communication from designated Recovery Network personnel. The Recovery Network will pay for equipment required at affiliate location in order to add Recovery Network programming, provided that other Access programming is not transmitted to affiliate subscribers. Access will pay for equipment if Access programming is also transmitted to subscribers. If Access programming is added to the transmission within the duration of this contract or within six months of commencing of transmission for the new affiliate. Access will reimburse the Recovery Network for any expenditures made for equipment. Access will coordinate and install the equipment at the affiliate locations and will bear the costs.

ARTICLE 5. FINANCIAL

         5.01 Payment. For each month in which the Program Service is run on the Access Network, Programmer agrees to remit to Access 75% of the payment for that month no later than 10 days prior to the beginning of that month, except that payment due for May shall include 75% of the prorated amount due for the period April 23rd to April 30th. Such payment shall be based on the Program Schedule contained on Exhibit "A" to this Agreement. Within 30 days of the expiration of this Agreement, Programmer agrees to provide Access with the entire 25% balance due for all months in which the Programming Service was distributed by Access.

         5.02 Limitations of Financial Liabilities. Each party shall be liable for any taxes assessed to each. Access shall not be liable for and programmer shall forever hold

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Access harmless from any and all taxes, fees, licenses which result from distribution of the Programming Service.

ARTICLE 6. MISCELLANEOUS

         6.01 Notices. All notices provided for in the agreement shall be in writing, sent by registered or certified mail, by overnight express, or personal delivery, postage prepaid, to Access and Programmer at the addresses set forth at the beginning of this Agreement, unless otherwise notified in writing.

         6.02 Right to Amend Agreement. This Agreement may be amended or added to at any time only with the written consent of both parties.

         6.03 Right to Extend Agreement. The term of this Agreement may be extended upon the written consent of both parties for a period of one (1) year provided that the rate for time per million homes served, as contained in Exhibit "A" to this Agreement, does not increase more than 15%, in which case both parties agree to negotiate such extension of term in good faith. Each party must notify the other, in writing, sixty (60) days prior to the end of the Term of its intention to extend the term.

         6.04 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

         6.05 Agreement Binding on Successors. This Agreement shall be binding on and inure to the benefit of the respective successor and assigns of the parties, except to the extent of any contrary provision in this Agreement.

         6.06 Indemnification.

         (a) Each party hereto shall indemnify and forever hold harmless the other, its successors and assigns, for, from and against any claims, loss or damage, cost or expense (including without limitation, reasonable attorney's fees), resulting from any misrepresentation made by each or any breach or alleged breach by it of any representation or warranty or any other provision of this Agreement.

         (b) In any case in which indemnification is being sought hereunder, the Party seeking indemnification shall afford the Indemnifying Party the opportunity of participating in the litigation, settlement or other disposition of such claim. The Indemnified Party shall fully cooperate with the Indemnifying Party in connection which such litigation, settlement or other disposition.

         6.07 Attorney's Fees. Should any litigation or arbitration be commenced between or among the parties hereto or their representative concerning any provisions of this Agreement or the rights and duties of any person or entity in relation thereto, the party or parties prevailing in such litigation or arbitration shall be entitled, in addition to such other relief as may be granted, to such reasonable sums as have actually been paid as and for their or its attorney's fees, costs of suit, witness fees and other costs, disbursements and expenses reasonable incurred in preparation of litigation or


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arbitration which shall be determined by the court in such litigation or arbitration in such arbitration or in a separate action brought for that purpose.

         6.08 Force Majeure. No party to this Agreement shall have any claims against the other for failure to provide or exhibit any of the Programming Service provided such failure is a result of Acts of God or such other unforeseeable occurrence(s) and/or outside the control of Access or the Affiliate, and provided further that if such an event should occur, the party experiencing the failure shall immediately notify the other party and shall take corrective action at the first opportunity.

         6.09 Relationship Between Parties. This is an Agreement for representation for the sale of Program Exhibition Inventory. No provision or provisions of the agreement expressed or implied shall be construed to create a legal partnership, joint venture, or other business entity among the parties hereto. For the purposes herein, Access and Programmer shall each be treated as a corporation. Programmer agrees that it shall have its sole recourse against Access as an entity, and not against Access's individual partners or their respective assets either jointly or severally, and Access shall likewise have recourse against Recovery Network, Inc. and not against any individual.

         6.10 Termination. This Agreement may be terminated by either party at the end of the Term or as set forth below in this section 6.10. If either party hereto should file a petition for bankruptcy, or shall become insolvent, reorganized or make any assignment for the benefit of creditors, or make any arrangement to be subject to any other proceeding under the bankruptcy laws of the United States or the bankruptcy or insolvency laws of any state, then the other party shall, at its option, have the right to terminate this agreement upon thirty (30) days written notice and the other party's obligation hereunder shall cease thirty (30) days from the date of such notice. In the event of a material breach of this Agreement by Access, Programmer shall have the right upon seven (7) days written notice, to terminate this Agreement and all obligations hereunder shall cease seven (7) days after the date of such notice. Access may terminate this Agreement upon material breach by Programmer if such material breach is not cured within thirty (30) days of receiving written notice. Should Access's subscriber base diminish by 10% or more, Programmer may elect to terminate the agreement upon thirty days written notice. Programmer in any instance may delete either hour specified by giving Access seven (7) days written notice.

         6.11 Entire Agreement. This instrument contains the entire agreement of the parties relating to the rights granted and obligations assumed in this instrument, and supersedes any and all prior Affiliation or other Agreements between the parties on the subject matter. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Amendment to the Affiliation
Agreement on the date first stated above.


ACCESS TELEVISION NETWORK, INC.

By: ______________________________
     William H. Bemard, President


PROGRAMMER

__________________________________

By:_______________________________

Name:_____________________________

Title:____________________________






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                                    EXHIBIT A

The following contains the schedule of rates for time provided by Access to Programmer. This schedule contains the maximum rate to be charged Programmer based on anticipated 5% monthly growth in the number of households served by Access Affiliates which carry programming. In no event shall Programmer be charged more than $60,000 per calendar month for the first six (6) months of this Agreement, or $65,000 per calendar month for the subsequent six (6) months of this Agreement. The actual charge for each calendar month shall be based on the actual monthly number of households served by Access Affiliates, charges for such growth shall not exceed 5% per month. The number of billable households receiving programming shall be determined by adding the number of subscribers reported at the beginning of each month to the number at the end of each month and dividing by two (2).

Access Television Network, Inc. Satellite Channel 2 Signal:
Monday through Sunday, 6 am - 7 am (EST) Channel 2

Month                  Daily Rate
-----                  ----------
April 1997             $1,576
May                    $1,655
June                   $1,738
July                   $1,825
August                 $1,916
September              $2,012
October                $2,112
November               S2,217
December               $2,328
January 1998           $2,445
February               $2,567
March                  $2,696




Access Television Network. Inc. Satellite Channel 1 Signal:
Monday through Sunday, 10 pm - 11 pm (EST) Channel 1

Month                  Daily Rate
-----                  ----------
April 1997             S525
May                    $551
dune                   $579
July                   $608
August                 $638
September              $670
October                $703
November               S739
December               $775
January 1998           $814
February               $855
March                  $898

In addition, Access shall provide Programmer with playback, encoding, uplinking and satellite transponder time on its satellite Channel 2 for the hours 9pm - 10pm (EST) and 11 pm - 12 am (EST), Monday through Sunday at cost plus 20% which shall be in addition to any charges detailed above and shall be exempted from the $60,000 and $65,000 monthly maximum contained in the above paragraph.

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                                    EXHIBIT B

TRANSMISSION SERVICES. Transmission Services shall be provided for the Programmer channel to be transmitted in a digital compressed mode to the transponder on a 24 hour per day basis, as follows:

         1. The satellite transmission facility shall consist of a 9.0 meter antenna or its equivalent or larger, that complies with 2% spacing.

         2. Access shall provide a protected microwave and/or fiber path from its origination facility to its transmission facility, if inter-facility transport is required, with equipment meeting the Technical Specifications. One or more redundant paths shall be provided and switched into service if a failure occurs in the primary paths.

         3. Appropriate testing will be conducted by Access prior to the invitation of specific Services in order to ensure that the facilities provided by Access meet the following Technical Specifications:

            A. There will be a full-time channel with video exciter or upconverter and HPA in a fully automatic 2:N switching configuration. There will be two protection HPAs and upconverters or exciters protecting the Programmer's services as well as others up to a maximum of 12 services per protection configuration.

            B. Sufficient uninterrupted (UPS) and back-up generator power and HVAC for all technical and equipment areas shall be provided.

            C. the design goal for analog services shall be broadcast quality standard EIA RS-250-B satellite relay from the input of the protection switch, including a satellite loop using a 9 meter or larger antenna, to the output of the receive monitoring switch. The loop performance is subject to the transponder used meeting minimum performance as set forth below.

            D. The design goal for compressed services, if any, shall be video and audio performance as specified by the compression system manufacturer. Industry standards for compressed video services are not available and manufacturer specifications shall be used until appropriate standards have been accepted. Specification manuals will be available for inspection and review at the Access offices and copies may be obtained from General Instrument Corp.

            E. The maintenance limits of the analog system, and where appropriate the compression system, shall be:

            Video channel signal to noise (greater than) 10kHz) 52.0dB
            Video channel differential gain 10%
            Video channel differential phase 4%
            Video channel chrominance to luminance delay 60nS
            Audio channel signal to noise (greater than) 1kHz) 54.0 dB
            Audio channel harmonic distortion (1 kHz) 1%
           (Audio channels shall be tested at peak program level of + 18 dBm)

            F. The microwave and/or fiber optics facility used to transport the channels from the origination facility to the compression/transmission facility, if any, shall be protected, including automatic protection switching. The design goal for microwave systems shall be ANSI T1.502-1988 short haul and the maintenance limit shall be ANSI



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  T1.502-1988 medium haul performance. The design goal for fiber optics systems shall be ANSI T1.502-1998 medium haul and the maintenance limit shall be as follows: (Audi channels shall be tested at peak program level of +1 Bdm)

Video channel signal to noise (greater than 10kHz) 50.0 dB
Video channel differential gain 8%
Video channel differential phase 2%
Video channel chrominance to luminance delay 50 nS
Audio channel signal to noise (greater than 1 kHz) 54.0 dB
Audio channel harmonic distortion (1 kHz) 1%
(Audio channels shall be tested at peak program level of +18 dBm)

COMPRESSION SERVICES. Access shall use a Digicypher I compression and encryption system on the transponder specified until June 1997 and at that time shall commence using Digicypher II. Access shall accomplish transition to Digicypher II without interruption to delivery of Programming. Access shall bear all costs of all change of equipment for all Programmer Affiliates operational at the time of transition.



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                                   EXHIBIT C

ORIGINATION SERVICES:

         1. Origination Services shall be provided for two (2) Channels entitled Recovery Network as follows:

         Air Playback. The origination shall consist of the playback of video tapes, the airing of satellite turn-around programming and automated DTMF tone insertion.

         1.1 Traffic Services shall be provided as follows:

         Access shall provide one full-time traffic assistant. Initially traffic will be accomplished on a system operated by technicians, provided by Access. At Programmer's option and with sixty (60) days prior notice Access will transfer traffic functions to a traffic software system.

         2. Source tapes for primary and back-up programming, promotional and interstitial material supplied to Access by Programmer shall be Beta SP video tape stock and shall be manufactured in accordance with NTSC broadcast standards. All tape stock shall be supplied by and shall remain the property of Programmer. Programmer acknowledges that it is directly responsible for arranging for and paying the costs of the following: (i) costs for shipping of its tape material to and from the origination facility in Irvine, CA; (ii) the delivery of any satellite turnaround programming to the origination facility; and (iii) any third party-provided fiber optic, transponder or microwave transport. Access will provide climatically-controlled storage for library video tapes, not to exceed 2,500 tapes.

         3. Access shall use an equipment configuration in the provision of Origination Services to Programmer substantially as follows:

         (a) an automated switcher with audio follow video and manual backup capability with character generator, down stream keying capability and audio-over capabilities for announce insertion;

         (b) an automated playback system with five (5) Beta SP tape machines for air play and two (2) record decks for the Channels;

         (c) associated synchronization equipment conforming to broadcast EIA-RS-170-A standards, including sync generators, signal generators, and time base correctors;

         (d) associated audio/video distribution and routing equipment, racks, consoles and test equipment;

         (e) a comprehensive monitoring system to view outgoing and return signals to monitor the signal at various points throughout the transmission path;

         (f) sufficient uninterrupted (UPS) and back-up generator power and HVAC for all technical and equipment areas;

         (g) equipment providing output signals, per channel, of discrete stereo audio and standard NTSC video for delivery to its compression and/or transmission facility in accordance with the technical specifications.

All origination equipment shall meet manufacturers specifications in effect at the time of purchase. Unless specific brand type or model of equipment is specified above, access shall have the right to use such equipment as Access deems appropriate to perform the services.

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